Exhibit 99.1

News

Contact:
Investor Relations:
Dennis D’Andrea
(212) 572-4384

Media Relations:
767 Fifth Avenue	Alexandra Trower
New York, NY 10153	(212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS OUTSTANDING

FIRST-QUARTER RESULTS

- EARNINGS PER SHARE RISE 45% TO $1.41 ON 18% SALES GROWTH -

BEFORE RESTRUCTURING ACTIVITIES

- COMPANY RAISES FULL-YEAR ESTIMATES -

New York, NY, November 3, 2011 - The Estée Lauder Companies Inc. (NYSE: EL) today reported an outstanding financial performance for its first quarter ended September 30, 2011.  For the quarter, the Company had net sales of $2.48 billion, an 18% increase compared with $2.09 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 14% from a year ago.  The Company reported net earnings for the quarter of $278.6 million, a 46% increase compared with $191.1 million last year.  Diluted net earnings per common share rose 46% to $1.40, compared with $.95 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2012 first quarter results included charges associated with restructuring activities of $4.1 million ($2.9 million after tax), equal to $.01 per diluted common share.  The fiscal 2011 first quarter results included charges associated with restructuring activities of $4.6 million ($3.3 million after tax), equal to $.02 per diluted common share.

Excluding these charges in the fiscal 2012 and 2011 first quarter, net sales for the three months ended September 30, 2011 increased 18% to $2.48 billion and net earnings rose to $281.5 million.  Diluted net earnings per common share rose 45% to $1.41 versus a comparable $.97 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “Our very strong Company performance continued to be broad based, highlighted by healthy top line growth across all categories and regions, strong bottom line growth and continued margin expansion. These results reflect the strength of our brands, the appeal of our superior product innovations and the effectiveness of our focused advertising and marketing spending. The recent economic uncertainty and financial market volatility have not significantly impacted our business.  The strength of our underlying fundamentals, our winning strategy and the increasing efficiency of our business model enabled us to significantly outperform the beauty industry and continue to report exceptional results.

“As we move forward in this environment, we believe the strategies we have implemented better position us for sustained growth and increased profitability. Based upon our experience to date and our confidence in our business and its potential, we are raising our full year local currency sales forecast to between 8% and 10% and increasing our earnings per share estimate, before restructuring charges, to $4.25 to $4.45.  At the same time, we plan to leverage the strength of our brand portfolio and formidable creativity to capture share and maximize growth for the long term.  As we announced earlier today, our Board’s decision to increase our dividend and declare a two-for-one stock split reflects our belief in our long-term potential.”

The Company’s strong performance was due to solid overall business, particularly from its largest brands, helped by a weaker U.S. dollar.  The Company grew double-digits in every region, including the United States, its home market.  Sales also increased in virtually all product categories within each region. Sales growth was particularly strong in travel retail and emerging markets, along with solid gains in many developed countries.

During the quarter, the Company made substantial progress on its previously stated strategic goals, with solid improvement in cost of sales and operating expenses as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $44 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while all other significant operating expenses were lower.  As a result, operating margin increased 310 basis points, before restructuring charges.

Results by Product Category

	Three Months Ended September 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2011	2010	Basis	Currency	2011	2010	Basis

Skin Care	$1,072.9	$857.7	25%	20%	$223.7	$149.9	49%
Makeup	928.8	794.2	17	13	159.6	103.2	55
Fragrance	356.8	334.5	7	3	48.3	50.3	(4)
Hair Care	103.8	94.4	10	8	5.1	1.8	100 +
Other	13.7	10.9	26	22	(2.6)	(2.6)	—
Subtotal	2,476.0	2,091.7	18	14	434.1	302.6	43
Returns and charges associated with restructuring activities	0.7	—			(4.1)	(4.6)
Total	$2,476.7	$2,091.7	18%	14%	$430.0	$298.0	44%

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries in the stores where its products are sold.

•                  The Estée Lauder brand had strong sales from the recent launches of Idealist Even Skintone Illuminator and Idealist Cooling Eye Illuminator.  The launch of the reformulated Nutritious Vita-Mineral and Resilience Lift lines of products also contributed incremental sales.

•                  In Clinique, the successful recent launch of Turnaround Overnight Radiance Moisturizer, as well as higher sales of Repairwear Laser Focus Wrinkle & UV Damage Corrector, contributed to the category’s growth.

•                  La Mer generated strong sales growth for the quarter, reflecting the continued success of The Radiant Serum, while the Plantscription line of products by Origins also contributed incremental sales.

•                  These sales gains were partially offset by lower sales from certain existing products.

•                  Operating income increased sharply, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased net sales from higher-margin product launches.

Makeup

•                  Makeup net sales growth reflected strong increases, primarily from the Company’s makeup artist brands and certain heritage brands.

•                  The higher makeup sales reflected increases across a broad range of products, such as the recent launches of new Pure Color eye and lip products and Doublewear Stay-In-Place Makeup SPF 10 from Estée Lauder.

•                  Repairwear Laser Focus Makeup and Lid Smoothie Antioxidant 8-Hour Eye Colour from Clinique generated solid sales gains.

•                  Makeup operating income increased, primarily reflecting improved results from the Company’s makeup artist brands and certain of its heritage brands.

Fragrance

•                  Incremental sales were generated from the recent launches of DKNY Golden Delicious, Estée Lauder Sensuous Nude and Coach Poppy Flower.  Higher fragrance sales from the Tom Ford and Jo Malone luxury brands, contributed to the category’s growth.

•                  Partially offsetting these increases were lower sales of Estée Lauder pleasures bloom, pureDKNY and Coach Poppy.

•                  Fragrance operating income decreased, primarily reflecting a higher concentration of investment in the quarter.

Hair Care

•                  Hair care net sales increased, reflecting an improved retail environment.  The increase was primarily due to higher sales from Aveda, which included the recent launch of Be Curly Style-Prep.  Bumble and bumble also posted sales growth, reflecting the launch of the Sleek & Straight line of products.

•                  Incremental sales in the category also resulted from expanded global distribution.

•                  Hair care operating results rose over 100%, primarily due to the higher sales.

Results by Geographic Region

	Three Months Ended September 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2011	2010	Basis	Currency	2011	2010	Basis

The Americas	$1,105.4	$997.2	11%	10%	$149.2	$103.1	45%
Europe, the Middle East & Africa	858.2	680.9	26	19	187.7	138.6	35
Asia/Pacific	512.4	413.6	24	15	97.2	60.9	60
Subtotal	2,476.0	2,091.7	18	14	434.1	302.6	43
Returns and charges associated with restructuring activities	0.7	—			(4.1)	(4.6)
Total	$2,476.7	$2,091.7	18%	14%	$430.0	$298.0	44%

The Americas

•                  Net sales growth in the region was primarily attributable to higher sales in the United States, which benefited from a solid retail environment in the prestige area and winning new product offerings from the Company.  The improvement reflects strong growth from the Company’s heritage brands and makeup artist brands.  Sales also increased in Canada.

•                  The higher sales also reflect strong double-digit gains in Latin America, which benefited from growth in emerging markets, such as Brazil.

•                  Sales of the Company’s products online increased double digits and our sales to department stores continued to grow, also at double-digit rates.

•                  Operating income in the Americas increased sharply, reflecting the strong sales gains, which were partially offset by the timing and level of spending activities in line with the Company’s strategy.  The increase also reflected the favorable comparison to the prior-year period when the Company incurred charges associated with the acquisition and integration of the Smashbox brand.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in virtually all countries in the region and in each product category.

•                  The Company’s travel retail business continued to generate strong double-digit net sales growth in the quarter, resulting from successful product launches and increased distribution.  This reflects both an improvement in global airline passenger traffic, particularly in Asia, and stronger conversion of travelers into purchasers, driven by improved marketing and distribution.

•                  In constant currency, double-digit net sales growth was recorded in a number of countries, led by the United Kingdom, the Middle East, Germany, France and Italy.  These increases reflect strong sales for the Company’s products, even in relatively soft retail environments, successful launches of skin care and makeup products from certain heritage brands and higher combined sales from the Company’s makeup artist brands.

•                  The Company estimates that it gained share in certain countries in its points of distribution in this region during the quarter.

•                  The higher operating income in the region reflected increases from the Company’s travel retail business and most countries.  The United Kingdom, Germany, Italy and the Middle

East posted the highest results.  Partially offsetting the overall growth were lower results in Russia, primarily reflecting an increase in strategic investment spending.

Asia/Pacific

•                  The Company generated solid local currency sales growth in this region, with all countries posting increases, except Japan and Australia.

•                  The strongest gains were generated in China, Hong Kong, Korea, Taiwan and Thailand, primarily reflecting strong sales of skin care and makeup products.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose, with substantially all countries showing improved results, led by China, Hong Kong and Korea.  Partially offsetting these increases were lower operating results in Australia and Singapore.

Cash Flows

•                  For the three months ended September 30, 2011, net cash flows used for operating activities was $36.2 million, compared with $39.1 million in the prior-year period.

•                  The change primarily reflected higher net earnings, partially offset by a decrease in other liabilities and a net reduction in cash from certain working capital components.

•                  Days of inventory at September 30, 2011 were higher compared to September 30, 2010.  This increase reflects the building of inventory to support near-term sales growth and improve service levels.

•                  During the quarter, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Outlook for Fiscal 2012 Second Quarter and Full Year

During fiscal 2012, the Company will continue to execute its winning strategy and expects continued strong results.  The Company expects to continue to grow faster than the prestige beauty industry.  At this time, the Company’s outlook assumes the recent economic uncertainty and volatility taking place in the United States and certain European countries will not have a major impact on its business.

Specifically, in the context of its strategy, during fiscal 2012, the Company expects to continue to increase global advertising spending on new initiatives and impactful product launches.

Additionally, the Company will continue to invest behind its strategic modernization initiative, including the rollout of SAP, which is part of a broader plan to modernize the Company’s systems and infrastructure.  The Company is pleased with the success and results of the initiatives that have been implemented to date.  The Company is actively preparing over 25 business units to implement SAP in several groupings during the next two years.  Also, the Company has recently started the development of upgraded capabilities to support its human resources and retail operations.  The plan is to progressively deploy these systems globally over the next three years.  The Company is planning to incur additional investment spending to implement these systems initiatives.

The Company’s earnings per share estimates are before giving effect to its previously announced two-for-one common stock split.  The additional shares will be issued on January 20, 2012 to stockholders of record on January 4, 2012.

Second Quarter

•                  Net sales are expected to increase between 8% and 10% in constant currency.

•                  Foreign currency translation is expected to have a minimal impact on sales versus the prior-year period.

•                  In advance of the Company’s expected January 2012 implementation of SAP at certain of its affiliates and to provide adequate safety stock to mitigate any potential short-term business interruption associated with the rollout, some international retailers, primarily in Asia/Pacific, may increase their orders towards the end of the quarter.  Those additional orders are estimated to amount to approximately 1% of sales that would normally occur in the Company’s fiscal third quarter.

•                  Diluted net earnings per share, including charges associated with restructuring activities, are projected to be between $1.83 and $1.98.

•                  The Company expects to take returns and charges associated with restructuring activities in its fiscal 2012 second quarter of about $5 million, equal to approximately $.02 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $1.85 and $2.00.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $30 million and $35 million in the second quarter of fiscal 2012.

Full Year

•                  Net sales are forecasted to grow between 8% and 10% in constant currency, which is two percentage points higher than the Company’s previous full-year estimates.

•                  Foreign currency translation is expected to have a minimal impact on sales versus the prior-year period.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities, to be between $4.12 and $4.37.

•                  The Company expects to take returns and charges associated with restructuring activities in fiscal 2012 of between $25 million and $40 million, equal to approximately $.08 to $.13 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $4.25 and $4.45.

•                  On a product category basis, in constant currency, skin care and hair care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by, Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $100 million and $125 million during fiscal 2012.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2012 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)

the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain the security of data and other information that may be stored in such systems or other systems or media;

(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent Change
	2011	2010

Net Sales (A)	$2,476.7	$2,091.7	18%
Cost of sales (A)	534.3	488.1
Gross Profit	1,942.4	1,603.6	21%

Gross Margin	78.4%	76.7%

Operating expenses:
Selling, general and administrative	1,507.7	1,301.8
Restructuring and other charges (A)	4.7	3.8
	1,512.4	1,305.6	16%
Operating Expense Margin	61.0%	62.5%

Operating Income	430.0	298.0	44%

Operating Income Margin	17.4%	14.2%

Interest expense, net	16.0	16.1
Earnings before Income Taxes	414.0	281.9	47%

Provision for income taxes	135.4	92.3
Net Earnings	278.6	189.6	47%

Net loss attributable to noncontrolling interests	—	1.5
Net Earnings Attributable to The Estée Lauder Companies Inc.	$278.6	$191.1	46%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.43	$.97	47%
Diluted	1.40	.95	46%

Weighted average common shares outstanding:
Basic	195.3	196.7
Diluted	199.6	200.4

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other charges, inclusive of cumulative charges recorded to date and through the remainder of the Program, totaling between $350 million and $450 million, before taxes.  Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

For the three months ended September 30, 2011 and 2010, aggregate restructuring charges of $3.0 million and $1.7 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the three months ended September 30, 2011 and 2010 of $1.7 million and $2.1 million, respectively, primarily related to consulting and other professional services.  For the three months ended September 30, 2011, the Company recorded an adjustment to reduce the reserve for anticipated returns associated with restructuring activities of $0.7 million and a charge to cost of sales of $0.1 million.  For the three months ended September 30, 2010, the Company wrote-off inventory associated with turnaround operations of $0.8 million.

Total charges associated with restructuring activities included in operating income for the three months ended September 30, 2011 and 2010 were $4.1 million and $4.6 million, respectively.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,476.7	$(0.7)	$2,476.0	$2,091.7	$0.0	$2,091.7	18%
Cost of sales	534.3	(0.1)	534.2	488.1	(0.8)	487.3

Gross Profit	1,942.4	(0.6)	1,941.8	1,603.6	0.8	1,604.4	21%
Gross Margin	78.4%		78.4%	76.7%		76.7%

Operating expenses	1,512.4	(4.7)	1,507.7	1,305.6	(3.8)	1,301.8	16%

Operating Expense Margin	61.0%		60.9%	62.5%		62.3%

Operating Income	430.0	4.1	434.1	298.0	4.6	302.6	43%
Operating Income Margin	17.4%		17.5%	14.2%		14.4%

Provision for income taxes	135.4	1.2	136.6	92.3	1.3	93.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	278.6	2.9	281.5	191.1	3.3	194.4	45%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.40	.01	1.41	.95	.02	.97	45%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30 2011	June 30 2011	September 30 2010
ASSETS
Current Assets
Cash and cash equivalents	$719.5	$1,253.0	$693.5
Accounts receivable, net	1,378.5	945.6	1,155.4
Inventory and promotional merchandise, net	982.2	995.6	905.2
Prepaid expenses and other current assets	481.9	492.3	444.3
Total Current Assets	3,562.1	3,686.5	3,198.4

Property, Plant and Equipment, net	1,125.1	1,143.1	1,043.8
Other Assets	1,448.2	1,444.3	1,395.3
Total Assets	$6,135.4	$6,273.9	$5,637.5

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$141.8	$138.0	$30.6
Accounts payable	424.2	446.7	379.2
Other current liabilities	1,403.6	1,358.6	1,277.1
Total Current Liabilities	1,969.6	1,943.3	1,686.9

Noncurrent Liabilities
Long-term debt	1,072.8	1,080.1	1,204.5
Other noncurrent liabilities	601.0	603.5	608.1
Total Noncurrent Liabilities	1,673.8	1,683.6	1,812.6

Total Equity	2,492.0	2,647.0	2,138.0
Total Liabilities and Equity	$6,135.4	$6,273.9	$5,637.5

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2011	2010
Cash Flows from Operating Activities
Net earnings	$278.6	$189.6
Depreciation and amortization	69.6	68.8
Deferred income taxes	(9.6)	6.1
Other items	47.3	39.6
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(482.1)	(369.2)
Increase in inventory and promotional merchandise, net	(21.4)	(34.6)
Increase in other assets, net	(9.1)	(12.9)
Increase in accounts payable and other liabilities	90.5	73.5
Net cash flows used for operating activities	$(36.2)	$(39.1)

Capital expenditures	$80.8	$57.7
Payments to acquire treasury stock	402.9	143.8
Acquisition of businesses and other intangible assets	7.7	258.5

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